Exhibit 99.1

Brian S. Hertzman Promoted to Senior Vice President and Chief Financial Officer of American Financial Group, Inc.

CINCINNATI – August 31, 2020 – American Financial Group, Inc. (NYSE: AFG) is pleased to announce the promotion of Brian S. Hertzman to Senior Vice President and Chief Financial Officer.

Mr. Hertzman joined AFG in 1991 and has held positions of increasing responsibility within the Company’s finance and accounting areas during his nearly 30-year tenure. He previously served as Vice President and Controller of AFG, with responsibility for oversight of accounting policies and procedures in compliance with GAAP and other applicable regulations, and financial reporting to the Securities and Exchange Commission. In June 2020, Mr. Hertzman was named interim principal financial and accounting officer.

Mr. Hertzman earned a bachelor’s degree in Accounting and Finance from the University of Cincinnati and a Master of Business Administration in Finance from Xavier University. He is a Certified Public Accountant (CPA) in the State of Ohio, and a member of the American Institute of CPAs, the Ohio Society of CPAs and Financial Executives International. He also serves on the board of Camp Livingston, a non-profit community-based camp that serves the Greater Cincinnati area.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers commented, “Brian’s business acumen and leadership skills have positioned him for success in this executive leadership role. We are proud of the strength of AFG’s succession planning and talent development programs, which have helped us build a deep bench of strong candidates for leadership opportunities at all levels of our organization.”

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $70 billion as of June 30, 2020. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities in the retail, financial institutions, broker-dealer, and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Contact:
Diane P. Weidner, IRC
Vice President – Investor & Media Relations
513-369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com

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